Exhibit 99.1

MEDIA RELEASE

American Campus Communities Inc. Reports Fourth Quarter
and Year End 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—February 17, 2009--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2008.

2008 Highlights

▪
Increased quarterly FFOM 19.3 percent to $15.0 million compared to $12.6 million in the fourth quarter prior year, and increased 2008 full year FFOM 64.3 percent to $43.2 million compared to $26.3 million for the full year 2007.  Reported quarterly FFOM of $0.34 per fully diluted share and $1.12 per fully diluted share for the full year 2008, which was within previously communicated range of $1.08 – $1.15.

▪
Increased same store wholly-owned net operating income ("NOI") by 6.0 percent over the fourth quarter 2007 and 2.6 percent over the year ended December 31, 2007. Excluding $0.4 million of charges related to hurricane damage, full year 2008 NOI increase for same store wholly-owned properties was 3.3 percent over the full year 2007.

▪	Increased same store wholly-owned occupancy to 96.2 percent as of December 31, 2008, compared to 95.1 for same date prior year.

▪	Selected by Washington State University to begin the planning process for the development, ownership and operation of an American Campus Equity (ACE™) project.

▪
Selected by Boise State University to begin the planning process for the development of a multi-phased ACE project that could ultimately result in a housing development containing approximately 2,000 beds.

▪
Opened first ACE development, Vista de Sol at Arizona State University, fully occupied.  The property is 100 percent applied for the upcoming 2009-2010 academic year at a 4.6 percent rental rate increase.

▪	Achieved an average rental rate increase at same store wholly-owned properties of 3.4 percent for the 2008-2009 academic year.

▪	Acquired GMH Communities Trust's student housing platform in a $1.4 billion transaction that included 40 wholly-owned and 21 joint venture properties.

▪
Closed and commenced construction on the $220 million third phase development at the University of California, Irvine. The combined phases bring the ACC transaction value on the campus to $435.2 million, which the company believes to be the largest third-party transaction in the industry.

▪
Increased third-party management revenue by 133.2 percent to $6.6 million from $2.8 million in 2007, and established a pipeline of future contracts totaling $1.8 million in annual revenue commencing 2009 - 2010.

▪	Raised $252.1 million of net proceeds through an equity offering on April 23, 2008, consisting of the sale of 9,200,000 shares of common stock at a price of $28.75 per share.

▪
Increased total assets by 102.9 percent from $1.1 billion as of December 31, 2007 to $2.2 billion as of December 31, 2008 through acquisitions, including GMH and others, and developments consistent with the company’s investment criteria.

2008 Operating Results

Revenue for the 2008 fourth quarter totaled $78.3 million, up 85.1 percent from $42.3 million in the 2007 fourth quarter. Operating income for the quarter increased $1.4 million or 10.2 percent over the prior year fourth quarter primarily due to the GMH acquisition and the opening of Vista del Sol and Villas at Chestnut Ridge in August 2008.  Net loss per fully diluted share was $0.08, or $3.4 million, for the 2008 fourth quarter, compared with net income per fully diluted share of $0.23, or $6.1 million, for the same quarter in 2007. FFO for the 2008 fourth quarter totaled $16.8 million, or $0.38 per fully diluted share, compared with $14.4 million, or $0.50 per fully diluted share, for the fourth quarter 2007.  FFOM for the 2008 fourth quarter totaled $15.0 million, or $0.34 per fully diluted share, compared with $12.6 million, or $0.44 per fully diluted share, for the fourth quarter 2007. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $18.8 million in the quarter, up 6.0 percent from $17.7 million in the 2007 fourth quarter.  NOI for the wholly-owned property portfolio increased 94.9 percent to $34.6 million for the quarter from $17.7 million in the comparable period of 2007.  For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.

For the year ended December 31, 2008, total revenue was $235.4 million, up 60.0 percent from $147.1 million in 2007.  Net loss for the year totaled $13.1 million, or $0.34 per fully diluted share.  FFO for 2008 totaled $44.8 million, or $1.16 per fully diluted share, compared with $28.4 million in 2007, or $1.08 per fully diluted share, and FFOM for 2008 totaled $43.2 million, or $1.12 per fully diluted share, compared with $26.3 million in 2007, or $1.00 per fully diluted share. Excluding a compensation charge and related tax impact aggregating $10.9 million, or $0.42 per fully diluted share, related to the company’s 2004 Outperformance Bonus Plan, FFOM for 2007 totaled $37.2 million, or $1.42 per fully diluted share.

“2008 marks a year of monumental growth and sound execution as we completed the GMH acquisition, achieved strong financial and operational results in our legacy assets, and positioned our balance sheet for the future with only 17 percent of the company’s fixed rate debt coming due through 2010,” said  Bill Bayless, American Campus CEO.   “We increased Fall 2008 same store occupancy to 96.3 percent, achieved 2008-2009 academic year rental rate growth of 3.4 percent over the prior year and same store NOI growth for each quarter when compared to same quarter prior year.  While the economic landscape will continue to be challenging in 2009, we believe we are poised to create value internally with the improved operational performance of the GMH portfolio, and to maximize prudent, disciplined external growth via our lower risk, higher yield ACE opportunities.”

Portfolio Update

As of February 13, 2009, the company’s combined same store wholly-owned portfolio was 48.1 percent applied for and 45.0 percent leased compared to 50.5 percent applied for and 47.7 percent leased for the same date prior year.  The same store ACC legacy portfolio was 53.0 percent applied for and 48.7 percent leased compared to 60.4 percent applied for and 54.7 percent leased for the same date one year ago, with a 2.7 percent rental rate increase over the current in place rent.  The GMH same store portfolio was 44.0 percent applied for and 42.0 percent leased compared to 41.0 percent applied for and 41.0 percent leased for the same date prior year, at a rental rate increase of 1.4 percent over the current in place leases.

“While leasing velocity at our ACC legacy assets is slower on a year to date basis, we do not believe the current pace will translate into final occupancy performance for Fall 2009,” said Greg Dowell, American Campus chief operating officer.  “We believe the decrease in velocity is directly related to the fact that many of our assets finished leasing very early in the season last year. When looking at the last several years, the majority of our assets are on par with their historical leasing trends while maintaining positive rental rate increases.”

The company was selected by Washington State University (WSU) to begin the planning process for the development, ownership and management of an ACE project. Under the ACE program, the company invests its equity in on-campus student housing via a long-term ground lease with colleges and universities. This pioneering financing solution allows institutions to develop or sell on-campus student housing while preserving their credit capacity to fund core academic infrastructure. The WSU project could consist of multiple phases of new construction and redevelopment encompassing several thousand on-campus student housing beds.  This award is the result of a procurement process initiated by the University in July 2008 with the goal of comprehensively upgrading and replacing its on-campus stock of apartment housing for upperclassmen through a long-term, public-private partnership.

As of December 31, 2008, construction on Barrett Honors College, the second phase of the ACE development at Arizona State University, was 45 percent complete. Occupancy is anticipated to occur in August 2009.

The company was awarded its first LEED® (Leadership in Energy and Environmental Design) Silver certification by the U.S. Green Building Council (USGBC) for Frear Hall at the University of Hawaii – Manoa. The 810-bed community was developed by American Campus and opened Fall 2008.  LEED is the USGBC’s leading rating system for designing and constructing the world’s greenest, most energy efficient, and high performing buildings.

Vista del Sol at Arizona State University and Vista del Campo Norte at the University of California, Irvine were selected as finalists for the National Association of Home Builders Pillars Award – Nation’s Best Student Housing.

2009 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2009 may be affected by, among other factors:
▪	national and regional economic trends and events;
▪	the timing of dispositions;
▪	interest rate risk;
▪	the timing of starts and completion of owned development projects;
▪	the ability of the company to be awarded and the timing of the commencement of construction of ACE and third-party development projects;
▪	the ability of the company to earn third-party development and management revenues;
▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
▪	the ability of the company to integrate acquired properties; and
▪	the success of releasing the company’s owned properties for the 2009-2010 academic year.

Based upon these assumptions management anticipates that fiscal year 2009 FFO will be in the range of $1.59 to $1.77 per fully diluted share and that FFOM will be in the range of $1.52 to $1.70 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2009, and assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2009 outlook on Wednesday, February 18, 2009 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-730-5771 passcode 38437772 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until February 25, 2009 by dialing 888-286-8010 or 617-801-6888 passcode 40870892. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds. The company also owns a minority interest in 21 joint venture properties containing approximately 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 139 properties with approximately 88,500 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties related to our ability to successfully integrate the operations of GMH Communities Trust; the national economy, the real estate industry in general, and in our specific markets; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principles; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2008	December 31, 2007
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$1,986,833	$947,062
On-campus participating properties, net	69,302	72,905
Investments in real estate, net	2,056,135	1,019,967

Cash and cash equivalents	25,600	12,073
Restricted cash	32,558	13,855
Student contracts receivable, net	5,185	3,657
Other assets	64,431	26,744

Total assets	$2,183,909	$1,076,296

Liabilities and stockholders’ equity

Liabilities:
Secured debt	$1,162,221	$533,430
Secured term loan	100,000	-
Unsecured revolving credit facility	14,700	9,600
Accounts payable and accrued expenses	35,440	14,360
Other liabilities	56,052	43,278
Total liabilities	1,368,413	600,668

Minority interests	27,512	31,251

Stockholders’ equity:
Common stock	423	273
Additional paid in capital	904,506	494,160
Accumulated earnings and dividends	(111,828)	(48,181)
Accumulated other comprehensive loss	(5,117)	(1,875)
Total stockholders’ equity	787,984	444,377

Total liabilities and stockholders’ equity	$2,183,909	$1,076,296

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:	(unaudited)		(unaudited)
Wholly-owned properties	$66,897	$31,089	$196,535	$116,286
On-campus participating properties	7,049	6,806	22,042	20,966
Third-party development services	1,024	3,056	7,922	5,490
Third-party management services	2,393	822	6,578	2,821
Resident services	927	528	2,336	1,572
Total revenues	78,290	42,301	235,413	147,135

Operating expenses:
Wholly-owned properties	33,251	13,879	102,686	55,155
On-campus participating properties	2,703	2,537	10,771	9,379
Third-party development and management services	3,410	1,783	11,123	5,708
General and administrative	2,712	1,856	11,274	17,660	(1)
Depreciation and amortization	20,264	7,909	57,555	30,444
Ground/facility leases	543	359	1,778	1,622
Total operating expenses	62,883	28,323	195,187	119,968

Operating income	15,407	13,978	40,226	27,167

Non-operating income and (expenses):
Interest income	83	235	1,131	1,477
Interest expense	(17,304)	(6,931)	(50,038)	(27,871)
Amortization of deferred financing costs	(979)	(404)	(2,570)	(1,340)
Loss from unconsolidated joint venture	(438)	(108)	(1,619)	(108)
Other non-operating income	-	-	486	-
Total non-operating expenses	(18,638)	(7,208)	(52,610)	(27,842)

(Loss) income before income taxes, minority interests, and discontinued operations	(3,231)	6,770	(12,384)	(675)
Income tax provision	(127)	(60)	(388)	(756)	(2)
Minority interests	(38)	(564)	(236)	(255)
(Loss) income from continuing operations	(3,396)	6,146	(13,008)	(1,686)

Discontinued operations:
Loss attributable to discontinued operations	(24)	-	(47)	-

Net (loss) income	$(3,420)	$6,146	$(13,055)	$(1,686)

Net (loss) income per share:
Basic	$(0.08)	$0.23	$(0.35)	$(0.07)
Diluted	$(0.08)	$0.23	$(0.34)	$(0.07)

Weighted average common shares outstanding:
Basic	42,333,748	26,930,278	36,947,656	24,186,213
Diluted	43,577,493	28,727,588	38,316,269	26,099,140

(1) Includes a compensation charge of $10.4 million, or $0.40 per fully diluted share, related to the companys 2004 Outperformance Bonus Plan.

(2) Includes the write-off of the companys deferred tax asset of $0.5 million, or $0.02 per fully diluted share, related to the compensation charge recorded for the 2004 Outperformance Bonus Plan.

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(3,420)	$6,146	$(13,055)	$(1,686)
Minority interests	38	564	236	255
Loss from unconsolidated joint ventures	438	108	1,619	108
FFO from unconsolidated joint ventures (1)	(132)	(108)	(487)	(108)
Real estate related depreciation and amortization	19,897	7,680	56,459	29,824

Funds from operations (“FFO”)	16,821	14,390	44,772	28,393

Elimination of operations from on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(1,555)	(1,533)	(101)	(325)
Amortization of investment in on-campus participating properties	(1,092)	(1,069)	(4,322)	(4,263)
FFO from unconsolidated joint venture (2)	232	108	419	108
	14,406	11,896	40,768	23,913

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	292	359	1,409	1,398
Management fees	310	321	1,006	973
Impact of on-campus participating properties	602	680	2,415	2,371
Funds from operations—modified for operational performance of on-campus participating properties (“FFOM”)	15,008	12,576	43,183	26,284
Compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	-	-		10,907
			$-
FFOM, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	$15,008	$12,576	$43,183	$37,191

FFO per share - diluted	$0.38	$0.50	$1.16	$1.08

FFOM per share - diluted	$0.34	$0.44	$1.12	$1.00

FFOM per share, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan – diluted	$0.34	$0.44	$1.12	$1.42

Weighted average common shares outstanding - diluted	43,860,124	28,727,588	38,595,230	26,266,836

(1)
Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures formed or assumed as part of the company's acquisition of GMH.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for interim periods.

Table 4
American Campus Communities Inc. and Subsidiaries
2009 Outlook (a)
(unaudited, dollars in thousands, except per share data)

	Low	High
Net (loss) income	$(2,200)	$4,900
Minority interests	(50)	100
Depreciation and amortization	72,200	72,200
FFO from unconsolidated joint ventures	350	900
Funds from operations (“FFO”)	70,300	78,100

Elimination of operations from on-campus participating properties	(5,500)	(5,500)

Modifications to reflect operational performance of on-campus participating properties	2,200	2,500
Funds from operations – modified for operational performance of on-campus participating properties	$67,000	$75,100

Weighted average common shares outstanding – diluted	44,110,000	44,110,000

Net (loss) income per share – diluted	$(0.05)	$0.11

FFO per share – diluted	$1.59	$1.77

FFOM per share – diluted	$1.52	$1.70

(a)
Assumes that: (1) no property acquisitions or dispositions will occur during 2009; (2) the company will achieve property level NOI of $143.1 million to $149.2 million; (3) Barrett Honors College will open in Fall 2009; and (4) the company will generate third-party development and management revenues from $14.7 million to $16.3 million; and (5) the CUNY-Staten Island, Cleveland State University and Edinboro University – Phase II third-party development projects will commence construction during 2009.

CONTACT: American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000